Exhibit 21

                      TASTY BAKING COMPANY AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT





The Registrant owns, directly or indirectly, 100% of the outstanding capital stock of the following subsidiaries:



   Business Name of Corporation                 Jurisdiction of Incorporation

   TBC Financial Services, Inc.                         Pennsylvania
   Dutch Mill Baking Company                            New Jersey
   Tasty Baking Oxford, Inc.                            Pennsylvania
   Tastykake Investment Company                         Delaware

The aforementioned is included in the Consolidated Financial Statements of the Registrant filed herewith.